Since its inception, the Variable Deferred Compensation Plan for Executives (the "Variable Plan") has been amended on three occasions as follows:

         Effective June 1, 1995, the Variable Plan was amended to include an additional Earnings Credit Option known as the International Portfolio.

         Effective January 1, 1997, the Variable Plan was amended to permit participants (i) no later than 12 months prior to the commencement of benefits under the Retirement Distribution Option, to change the commencement date of and/or the form in which such benefits will be paid, and (ii) to withdraw all or a portion of the balance credited to their Distribution Option Accounts at any time, subject to a forfeiture penalty equal to 10 percent of the amount withdrawn and a one-year suspension of additional deferrals under the Plan.

         Effective January 1, 1998, the Variable Plan was again amended to include an additional Earnings Credit Option known as the Small Cap Growth Fund.